Exhibit 99.1

Key Technology Orders Increase 41% to Record Level in Second Quarter; Sales up 11%, Earnings increase 40%, Backlog up 56% to New High

    Business Editors

    WALLA WALLA, Wash.--(BUSINESS WIRE)--April 24, 2003--Key
Technology, Inc. (Nasdaq:KTEC) today announced sales and operating results for the second quarter and six-month periods ended March 31, 2003.

    Operating Results

    Sales for the three-month period ended March 31, 2003 totaled $20.9 million, compared with $18.8 million in the same quarter last year. Net earnings for the quarter were $1.2 million, or $0.23 per diluted share compared with net earnings of $823,000, or $0.13 per diluted share in the same period a year ago.
    Sales for the six months ended March 31, 2003 were $36.3 million compared with $32.8 million for the comparable period in fiscal 2002. The Company reported net earnings for the period of $1.4 million, or $0.28 per diluted share compared with a net loss of $3.8 million, or $0.87 per diluted share for the six-month period in fiscal 2002. The six-month period ended March 31, 2002 included a $4.3 million charge for the impairment of goodwill resulting from the Company's implementation of SFAS No. 142. Excluding this charge, net earnings from continuing operations for the six-month period ended March 31, 2002 were $500,000, or $.02 per diluted share.
    New orders received during the second quarter increased 41% to $29.4 million, compared to $20.8 million in the same period last year. The record order total for the period surpassed the previous quarterly high by 27%, a mark set in the second quarter of fiscal 1999.
    During the March 2003 quarter, the Company's backlog increased to $27.2 million compared to $17.5 million at the close of the corresponding period last year, a year-over-year increase of 56%. The record backlog level exceeds the previous high by 26% and is only the second time in the Company's history that the quarter-ending backlog has closed above $20.0 million.
    Kirk Morton, President and Chief Operating Officer commented, "The strong order volume in the second quarter is very encouraging and we believe that it is indicative of an improved investment environment and improved competitive position. It is particularly noteworthy that our inbound orders were strong for nearly all product lines, geographic regions, and industry segments.
   "We are pleased with our solid performance for the first half of 2003 and given our record backlog level, we are very optimistic about the balance of this fiscal year."
    Gross profit for the second quarter of fiscal 2003 was $8.1 million compared to $7.5 million in the corresponding period last year. As a percentage of sales, gross profit was 38.8% compared to 39.9% in the second quarter of fiscal 2002. For the six-month period, gross profit was $14.4 million compared to $13.0 million for the same period of fiscal 2002, or 39.7% and 39.5% as a percentage of sales, respectively. Margins for the March 2003 quarter were lower compared to both the prior year and the first quarter of fiscal 2003 due to a product mix that included a larger component of lower-margin equipment. In addition, overall margins for the quarter were unfavorably affected by substantially lower margins in the Company's European operations.
    Operating expenses for the quarter ended March 31, 2003 were $6.3 million compared to $5.9 million in the same quarter last year and were slightly lower as a percent of sales. Operating expenses for the six months ended March 31, 2003 were $12.1 million compared to $11.6 million for the corresponding period of fiscal 2002. The operating expenses were in line with the Company's expectations and reflect strategic investments in specific markets while maintaining a continued commitment to disciplined spending.
    The Company generated positive cash flow during the first six months of fiscal 2003, reduced debt by $6.0 million, and redeemed warrants and Series B preferred stock totaling another $1.3 million.

    Outlook

    Thomas C. Madsen, Chairman and Chief Executive Officer, commented, "We are very pleased with the strengthening of market conditions and the consistent results from operations. Based on our strong backlog position, we currently anticipate earnings in the third quarter to be substantially better than both the second quarter of this year and the third quarter of fiscal 2002. We also expect revenue growth in fiscal 2003 over the prior year in the range of 10% to 20%."

    SFAS No. 142

    During fiscal 2002, the Company adopted SFAS No. 142, which required the Company to present comparative results for each quarter of the previous fiscal year with the effect of that adoption reflected as of the beginning of the fiscal year. Accordingly, the results of the six-month period ended March 31, 2002 have been restated to reflect the effects of this change in accounting principle of $4.3 million.

    Conference Call

    The Company's conference call for the March quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, April
24th. To access the call, go to www.keyww.com/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

    About Key Technology

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.
    The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    -- the effect of adverse economic conditions in markets served by the Company and the financial capacity of customers to purchase capital equipment;

    -- the ability of new products to compete successfully in either existing or new markets;

    -- the effect of increased competition and advances in technology on our product pricing and customer capital spending;

    -- risks involved in expanding international operations and sales; and

    -- risks associated with adverse fluctuations in foreign currency exchange rates.

    For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1 "Forward-Looking Statement Risk and Uncertainty Factors" to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and the Risk Factors section of the Company's Registration Statement on Form S-4, Post-Effective Amendment No. 3, filed August 17, 2001.

    Note: News releases and other information on Key Technology, Inc. can be accessed at www.keyww.com on the Internet.

    -TABLES FOLLOW-

                 Key Technology, Inc. and Subsidiaries
              Statement of Selected Operating Information
           (Unaudited, in thousands, except per share data)

                                   Three Months         Six Months
                                   Ended March 31,    Ended March 31,
                                 ------------------- -----------------
                                    2003     2002     2003       2002
                                 -------- ---------  -------   -------

Net sales                          $20,927  $18,849  $36,322  $32,794
Gross profit                         8,115    7,512   14,420   12,957
Operating expenses
    Selling and marketing            2,986    2,763    5,667    5,369
    Research and development         1,203    1,062    2,412    2,261
    General and administrative       1,796    1,719    3,382    3,322
    Amortization of intangibles        330      330      661      661
                                   -------- -------- -------- --------
Total operating expenses             6,315    5,874   12,122   11,613
Earnings from operations             1,802    1,639    2,300    1,391
Earnings from continuing operations
 before income taxes                 1,747    1,290    2,082      731
Net earnings from continuing
 operations                          1,153      823    1,374      500
Net earnings from discontinued
 operation, net of tax                 ---      ---      ---       39
Net earnings before change in
 accounting principle                1,153      823    1,374      539
Change in accounting principle, net
 of tax                                ---      ---      ---   (4,302)
Net earnings (loss)                  1,153      823    1,374   (3,763)
Accretion of mandatorily redeemable
 preferred stock                       ---     (189)     ---     (393)
Net earnings (loss) available to
 common shareholders(1)              1,153      634    1,374   (4,156)
Net earnings from continuing
 operations per common share
     - basic                         $0.24    $0.13    $0.29    $0.02
     - diluted(1)                    $0.23    $0.13    $0.28    $0.02
Net earnings from discontinued
 operations per common share
     - basic                         $0.00    $0.00    $0.00    $0.01
     - diluted(1)                    $0.00    $0.00    $0.00    $0.01
Net earnings before change in
 accounting principle per
 common share
     - basic                         $0.24    $0.13    $0.29    $0.03
     - diluted(1)                    $0.23    $0.13    $0.28    $0.03
Net loss from change in
 accounting principle per
 common share
     - basic                         $0.00    $0.00    $0.00   $(0.90)
     - diluted(1)                    $0.00    $0.00    $0.00   $(0.90)
Net earnings (loss) per
 common share
     - basic                         $0.24    $0.13    $0.29   $(0.87)
     - diluted(1)                    $0.23    $0.13    $0.28   $(0.87)
Weighted average common
 and common equivalent
 shares outstanding
     - basic                         4,770    4,758    4,769    4,755
     - diluted(1)                    4,964    4,759    4,973    4,755

(1) The weighted average diluted shares for the three-month and six-month periods ended March 31, 2003 includes only common stock equivalents that are not anti-dilutive to reported EPS. Options to purchase 648,370 shares of common stock and 46,400 common shares from assumed conversion of warrants as of March 31, 2003 were not included in the computation of diluted EPS because the options were anti-dilutive under the treasury-stock method.

                 Key Technology, Inc. and Subsidiaries
                  Selected Balance Sheet Information
                       (Unaudited, in thousands)

                                           March 31,    September 30,
                                             2003           2002
                                        -------------- ---------------
                                                 (in thousands)

Cash and cash equivalents                      $2,074          $1,707
Trade accounts receivable, net                  9,287           7,556
Inventories                                    15,298          13,969
Total current assets                           29,545          26,439
Property, plant and equipment, net              5,754           6,407
Goodwill and other intangibles, net            11,900          12,562
Total assets                                   50,266          49,820
Current portion of long-term debt and
 short-term borrowings                          2,367           8,264
Total current liabilities                      18,721          18,766
Long-term debt, less current portion            3,723           3,747
Mandatorily redeemable preferred stock
 and warrants                                   2,172           3,467
Shareholders' equity                           25,429          23,602

    CONTACT: Key Technology, Inc.
             Phyllis Best, 509/529-2161